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                                                                   EXHIBIT 23

The Board of Directors
J.B. Hunt Transport Services, Inc.


We consent to incorporation by reference in the Registration Statements No. 2-93928 and No. 33-40028 on Form S-8 of J.B. Hunt Transport Services, Inc. of our report dated February 11, 1994 relating to the consolidated balance sheets of J.B. Hunt Transport Services, Inc. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1993, which report is incorporated by reference in the December 31, 1993 annual report on Form 10-K of J.B. Hunt Transport Services, Inc.



                                                               KPMG Peat Marwick
Little Rock, Arkansas
March 9, 1994